UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2008

VICOR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other Jurisdiction of Incorporation)

000-51475 (Commission File Number)	20-2903491 (IRS Employer Identification No.)

2300 Corporate Blvd., N.W., Suite 123 Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

Registrant’s telephone number, including area code: (561) 995-7313

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As previously disclosed by Vicor Technologies, Inc. (the “Company”), the 10% Convertible Bridge Promissory Notes in the amount of $1,251, 200 (the “Bridge Notes”) issued by the Company on October 18, 2007 matured on December 31, 2007. The Bridge Notes, together with interest accrued through December 31, 2007 of $46,675, were in default as of December 31, 2007. However, the Company received waivers from holders of $1,101,200 of the Bridge Notes waiving the default through February 29, 2008.

The Company has started the process of negotiating a modification or extension of the Bridge Notes with the holders. No assurance can be given that the Company will be able to negotiate a modification or extension of the Bridge Notes with the holders. Unless the event of default has been waived in writing by the holders, upon the occurrence of an event of default (technical or otherwise) the Bridge Notes will bear interest at the maximum rate of interest permitted by applicable laws and, at the option of the holders and in the holders’ sole discretion, the holders may consider the Bridge Notes immediately due and payable, without presentment, demand, protest or notice of any kind. To date, the Company has not received any demand for payment from any holders of the Bridge Notes.

Additionally, a 15% Promissory Note (“the 15% note”) issued by the Company on January 2, 2008 in the amount of $200,000 matured on February 29, 2008. The 15% Note, together with interest accrued through February 29, 2008 of $ 2,416.67, was in default as of February 29, 2008. The Company has commenced negotiations with the holder to extend the due date beyond February 29, 2008. No assurance can be given that the Company will be able to negotiate an extension of the due date. Unless the event of default has been waived by the holder, upon the occurrence of an event of default, the holder will be entitled to collect from the Company all costs and expenses incurred by holder in enforcing its rights under the 15% Note, including reasonable attorneys’ fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICOR TECHNOLOGIES, INC.
Date: March 5, 2008	By:	/s/ David H. Fater
David H. Fater President and Chief Executive and Financial Officer